Exhibit 99.1

Operator:	Welcome to Sequenom’s conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session.

To ask a question please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star 0 for Operator assistance.

As a reminder, this conference is being recorded today, January 12, 2009. I would now like to turn the conference over to Ms. Jody Cain. Please go ahead, ma’am.

Jody Cain:	This is Jody Cain with Lippert/Heilshorn & Associates. Thank you for participating on today’s call. Joining me from Sequenom are Dr. Harry Stylli, President and Chief Executive Officer; and Paul Hawran, Chief Financial Officer.

Before we begin, I’d like to inform you that this call will include a discussion of Sequenom’s proposal to acquire EXACT Sciences, including the anticipated terms and benefits of the proposed transaction. Statements made by management during this call are based on information available to Sequenom today, and actual outcomes may differ materially from these statements.

There are a number of risks and uncertainties that may affect future outcomes, including the risks and uncertainties inherent in transactions of this nature as well as other risks and uncertainties that are set forth in the company’s SEC filings.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, January 12, 2009.

With that said, I’d like to turn the call over to Harry Stylli. Harry?

Harry Stylli:	Thank you, Jody, and my thanks to each of you for joining us this morning to discuss our proposal to acquire EXACT Sciences Corporation.

Last Friday afternoon we issued a press release announcing that Sequenom had submitted a proposal to the Board of Directors of EXACT Sciences to acquire all of the outstanding shares of common stock of EXACT Sciences for $1.50 per share in an all-stock transaction valued at approximately $41 million.

This proposed business combination is compelling from any number of perspectives. It will help maximize the potential of EXACT Sciences’ technology, which currently faces an uncertain future at best. It also rewards EXACT Sciences shareholders handsomely and gives them further upside as owners of Sequenom. And over the next few years it helps create a new oncology business for Sequenom that ultimately will be based on noninvasive molecular diagnostics for cancer.

As you may know, EXACT Sciences is an applied genomics company based in Massachusetts that develops proprietary DNA-based technologies for use in the detection of cancer. EXACT Sciences holds 115 patents issued in the United States and abroad, along with intellectual property assets that are predominantly applicable to oncology and with limited utility in reproductive health.

EXACT Sciences’ current product offering is stool-based DNA screening technology, which features proprietary and patented technologies that isolate and analyze the trace amounts of human DNA that are shed into stool every day from the exfoliation of cells that line the colon. EXACT Sciences maintains an exclusive license agreement in the U.S. and Canada with LabCorp for certain intellectual property relating to stool-based DNA screening. EXACT Sciences retains rights to offer a colorectal cancer testing service itself within the U.S., rights to develop an FDA-cleared or approved in vitro diagnostic colorectal cancer test kit, and rights to license its colorectal cancer technologies outside the U.S. and Canada.

EXACT Sciences cancer screening technology and hypermethylated DNA markers are synergistic with Sequenom’s MassARRAY platform, and complement our noninvasive diagnostics platform. Our platform and technology, coupled with our Sequenom Center for Molecular Medicine a CLIA-certified laboratory, uniquely and strongly position Sequenom to maximize the EXACT Sciences oncology assets for colorectal cancer screening, and potentially expand into noninvasive diagnosis of aerodigestive cancers. such as lung, gastric and pancreatic.

Now that you have a sense of the strategic rationale for this proposal, let me give you some additional background on our proposal. In March of 2008, EXACT Sciences announced that they retained the investment bank Leerink Swann to assist the Board of Directors in its evaluation of strategic alternatives for the company. In June 2008, EXACT Sciences contacted Sequenom to initiate discussions regarding an acquisition. We chose now to make public our offer to acquire the company because we believe the EXACT Sciences’ Board is pursuing alternatives that may not be as attractive to their stockholders as is our proposal. As such, we believe it is important to communicate our proposal directly to the EXACT Sciences shareholders and in turn to benefit from the added transparency.

Let me summarize our offer. We are proposing to acquire each share of EXACT Sciences common stock for $1.50 in Sequenom common stock. This consideration would be subject to a floating exchange rate within a 15% collar, in which the price of Sequenom’s common stock is between $20.74 and $28.06 per share. This proposed all-stock transaction represents a 69 percent premium to EXACT Sciences’ closing price of $0.89 per share on Thursday, January 8, 2009, and a 154 percent premium to its 30-day volume-weighted average closing price of $0.59 per share. Our transaction is intended to be structured as a tax-free exchange. We believe the proposed transaction would provide EXACT Sciences’ shareholders with a very attractive premium, with greater liquidity and the opportunity to participate in the future growth of Sequenom.

EXACT Sciences is facing multiple significant business challenges, and we believe our proposal will address several of these including the risk of delisting from The NASDAQ Capital Market, uncertain prospects for future financing, the need for further restructuring and significant execution risk.

Sequenom is committed to generating shareholder value through innovation and to becoming a leading player in noninvasive molecular diagnostics, principally for women’s health. Over the past few years, we have demonstrated our ability to bring differentiated, innovative new products to market including those addressing historically challenging areas resulting in high potential products such as our non-invasive prenatal portfolio. While we are intensely focused on noninvasive prenatal testing, and anticipate commercializing a large menu of noninvasive prenatal tests, cancer diagnostics is a component of our longer term growth strategy. Because Exact Sciences is essentially a shell with intellectual property assets, it would be simple to assimilate into our operations representing minimal cash burn and execution risk to our current initiatives. Our long term interest in oncology and other women’s health opportunities is in part based on the expectation that we will generate considerable operating leverage from our considerable investment in prenatal and women’s health to drive further cash flows and greatly increased profitability.

As we discussed last quarter, we are expanding our presence in the oncology research and genetic analysis arena through our MassARRAY technology and quantitative DNA methylation analysis application, which are being utilized by the majority of top cancer institutions in the U.S. In addition, we recently launched the OncoCarta research panel for comprehensive molecular tumor characterization, which provides us with another important oncology asset.

The acquisition of EXACT Sciences would provide Sequenom with an expanded noninvasive diagnostics offering in oncology and position Sequenom with one of the most comprehensive noninvasive cancer diagnostic portfolios.

We hope that by taking our proposal public, EXACT Sciences’ Board and management will act quickly and responsibly, and support our bid. It is our strong preference to collaborate with EXACT Sciences to effect a transaction; but let me be clear that our proposal for $1.50 per share is firm and represents the transaction’s fair value to Sequenom.

So with that overview of our proposal to acquire EXACT Sciences, I’d like to open the call to questions. Operator?

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Operator:	Thank you. Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press star then the number 1 on your telephone.

If your question has been answered and you wish to withdraw your polling request, you may do by pressing the pound key. If you are using a speakerphone, please pick up the handset before entering your request. One moment please for the first question.

Your first question comes from the line of Pamela Bassett of Cantor Fitzgerald.

Pamela Bassett:	Good morning, everyone. Good morning, thanks for taking my call. I wonder, Harry, will you talk a little bit about some of the patents that EXACT Sciences, that have been issued to EXACT Sciences around fetal chromosomal aberration detection? Has that been reduced to practice?

Harry Stylli:	OK. Well Happy New Year to you, Pamela …

Pamela Bassett:	Thank you and the same to you.

Harry Stylli:	… and thanks for that question. The patents have not been – to our understanding and I don’t think I’m revealing anything I shouldn’t here – have not been reduced to practice. So, I’d like to sort of elaborate as to you know where they may fit in the universe of noninvasive prenatal patents as far as I’m aware.

So, these are essentially paper patents with no experiments since the days, since the early days to actually support their validity. So look, Sequenom has the most sophisticated and deepest understanding of the cell free fetal nucleic acid space.

We sort of exhaustively analyzed the intellectual property and I want to assure Sequenom investors in the strongest terms possible that the EXACT reproductive patents are inconsequential to current or future tests for trisomies that Sequenom is either developing or planning.

I want you all to appreciate that if the patents were anything more than small pieces of the jigsaw, Sequenom would not be placing EXACT into the public domain in the manner that we have. And we would in fact be announcing a conclusive transaction today in the form of a licensing agreement.

Sequenom is interested in EXACT’s intellectual property assets as a whole, but primarily for the reasons discussed earlier. That is, future oncology diagnostics.

Now for those of you who are more detailed oriented I’d like to sort of take— you know, bear with me—I want to take a little deeper dive here and go through exactly what Pamela was alluding to.

And the EXACT reproductive patents end with the triple digits 029 and 558. These have a priority date of December 1997, nine months later than the 540 patent. And I want to categorically say they have absolutely no influence on the 540 patent and we believe strongly – and I will come back to this in a second – that the 540 patent dominates these patents amongst the other things that we have.

The specification of these patents is restricted to fetal cells and various fluids so they do not teach for any other analyte and that includes cell free fetal nucleic acids. The big challenge with fetal cells relates to upstream issues such as contamination especially by other fetal cells and maternal cells, the rarity of fetal cells, the fragility of certain fetal cells, and the logistical problems associated with transporting fetal cells around.

These patents do not resolve any of those profound issues. If they had, they would be of greater interest to Sequenom as well as to other parties. All of the major claims of these patents, and this is important, so every single major claim is restricted with a washing step.

This was – washing was state of the art in the nineties. However, this is a process very few parties would want to incorporate into a modern assay because it complicates the process and is a source of errors and adds expense. None of Sequenom’s assays involve washing. They’re also called homogenous.

Going back to the way I answered this earlier on, we also strongly believe our 540 patent and the other patents and pending applications we control provide such strong freedom to operate barriers to others in the cell free fetal space that the EXACT reproductive biology patents, at best, are only incremental.

They are what we refer to as a nice-to-have for Sequenom and would not add significantly to our already strong blocking positions. And we value them accordingly. The EXACT reproductive biology patents will not materially benefit a third party in intending to compete in the cell free fetal nucleic acid space.

And I just want to finish by reminding folks that we will continue to expand our noninvasive prenatal franchise from internal development and where appropriate in licensing activities, or strategic activities if it, actually in the rare cases where it would merit a strategic activity.

With regard to our internal development we intend to present data for a novel proprietary technology for trisomies on January the 28th at our investor day that complements our current approach and that is not in the public domain today.

We are continuing to review relevant oncology in woman’s health related assets in a measured way and we’ll be announcing other opportunities shortly.

Our primary goal remains to deliver significant, cost effective shareholder value, both now and in the future, and to take reasonable steps to protect our franchise. And that’s really my answer to that and I’d be happy to take further questions.

Pamela Bassett:	Thank you very much and if I could ask one more question? Can you hear me OK?

Harry Stylli:	Yes absolutely.

Pamela Bassett:	Will you talk about how using the MassARRAY in conjunction perhaps with some other labor-saving, enabling technologies, might you be able to improve on these stool-based tests?

Harry Stylli:	OK that’s a great question also because it really touches upon our main motivation here in that, you know, Sequenom is building considerable expertise in handling noninvasive prenatal diagnostics.

And it’s more obvious to the investor community in the prenatal area. But we’ve also got initiatives in-house that are also investigating the delivery of noninvasive prenatal diagnostics for oncology, especially in blood, plasma or serum. So, I want to make that statement.

So, with a that in mind, there – EXACT Sciences has several ingredients and some potentially very interesting technologies that come primarily from Vogelstein’s laboratory and you know and hats off to Bert actually, that combined with our markers and our know-how in the area in intellectual property could lead to the delivery of not just more improved stool-based assays in sort of intermediate term, but actually blood-based molecular diagnostics for oncology markers, which is an area that is really our sort of longer-term interest here.

Pamela Bassett:	OK. Thank you. So, all of these technologies will converge into a blood-based system eventually?

Harry Stylli:	Yes we see potential synergy between what we’re doing here and some of the tools and intellectual property EXACT has that could ultimately and you know there’s technical risk here, OK, converge into a whole new paradigm of blood-based diagnostics for a range of cancers; not just elementary canal cancers but more broadly.

Pamela Bassett:	OK. Thank you very much.

Operator:	Your next question comes from the line of Derik de Bruin of UBS.

Derik de Bruin:	Hi, good morning.

Harry Stylli:	Hi, good morning.

Derik de Bruin:	So, I guess could you just give us some idea on, let’s say your (inaudible) with this transaction I guess. How would you proceed with the Version two of the (AXF) and you know those trials according to the documents I saw filed in the most recent Q. That was validation trials were suspended. Could you just give us an idea on how that …

Harry Stylli:	Yes. It’s not clear to me that we will pursue the version two of the assay quite frankly. I think unless you deliver an assay that’s very differentiated from version one and version two and so forth, it’s not clear to me that we would choose to invest to develop that any further and that’s what I would say.

I think what we would look to do is actually deliver a much more greatly enhanced assay on the appropriate technology platform that would be very, very compelling.

Derik de Bruin:	OK. Thanks.

Harry Stylli:	Thank you.

Operator:	Your next question comes from the line of Kevin DeGeeter of Oppenheimer.

Kevin DeGeeter:	Hey, good morning, guys.

Male:	Good morning, Kevin.

Kevin DeGeeter:	Can you just give us a little bit more disclosure, I mean, how much due-diligence have you really been able to do? I mean, given the nature of – it sounds like what’s been a somewhat adversarial process. I mean have you been able to get, you know, under full CDA, and I realize this is off mainly an IP acquisition.

But I mean you know if – how should we think about this procedure? Should we expect there to be an additional due diligence step if the EXACT Sciences board ultimately engages this process more rigorously. Or have you already had the chance to do falls or non-public due diligence?

Harry Stylli:	OK, so this process has not really been adversarial, OK? So, I want to get that off the table straight off. It’s been a process that’s taken quite a while. First of all EXACT is a public company so there’s a lot of information available on EXACT if you’re willing to do the work in the public domain.

However, we were also extended the privilege of taking a very deep dive and EXACT was particularly cooperative during that process. So, if this transaction was to continue to move forward, we wouldn’t expect anything more than confirmatory due diligence, so we’re quite satisfied with our process to date.

Kevin DeGeeter:	OK, great, and I mean just you know from – I mean I think you’ve said really this, but from a operations standpoint, the existing EXACT Sciences operations, which are limited, is there anything that would remain in your mind, if you were to close the transaction as you contemplate?

Harry Stylli:	Yes you know there might be a couple of people that would be of interest and I think where we place our paramount importance is on EXACT Sciences consultants, one of whom is Bert Vogelstein, so I want to make that clear.

So, yes, the right assets and obviously, they have samples that would be of interest in helping us evaluate the process, but beyond that, they’re very, very limited operations. As I indicated earlier, this is really essentially a shell and that’s all I can say. It’s pretty uncomplicated.

Kevin DeGeeter:	OK, and lastly, then I’ll get back into queue, have you had a chance to look at the agreements, particularly as they pertain to Vogelstein and to Johns Hopkins to get comfort that there are no change of control provisions that would any way limit your ability to fully access the licensed IP?

Harry Stylli:	We’re pretty comfortable.

Kevin DeGeeter:	Great. Thanks a lot, Harry.

Harry Stylli:	Thank you for the question.

Operator:	Your next question comes from the line of Junaid Husain of Soleil Securities.

Harry Stylli:	Hello?

Operator:	Sir, your line is now open.

Junaid Husain:	Hello, Harry, can you hear me?

Harry Stylli:	Yes, hi there Junaid.

Junaid Husain:	Hi. Harry, assuming the deal is consummated, would you continue to out-license this technology to LabCorp, and then as a follow up to that, would you look to continue out-licensing this IP to LabCorp beyond 2010, after the original licensing terms end?

Harry Stylli:	I think we would fulfill our obligations contractually to LabCorp, absolutely, and then we would need to sit down and evaluate beyond that.

Junaid Husain:	Got you, and then you know if and when this deal is consummated, will you expect that it could potentially open up the LabCorp network to your SEQureDx branded diagnostic tests?

Harry Stylli:	It’s a good question, but I have to tell you that in the next few years, Sequenom intends to provide that distribution itself, and it’s vertically integrating to the obstetrician/gynecologist.

Beyond that, as we get our FDA approval for some of our tests, we may look, and this is way out into the future, we may consider licensing other parties to offer the tests and that would include LabCorp, of course.

Junaid Husain:	Got you. Got you. And then last question for you, you know, should this transaction not go through, what would this mean to your noninvasive diagnostic strategy for cancer? Would it weaken it or is there other intellectual property out there that you could go after?

Harry Stylli:	There’s others we can go after. I want to make that very, very clear that you know this is what I call a future play, and there are several paths forward for us. This is one of the paths that we pursued.

And I also want to make the point that this is an area we’re investigating internally and have been, and we’re quite promising with what we’re seeing, OK. We just think this could add to it and so on and so forth, OK. So, there are other options available to us.

Junaid Husain:	Thanks, Harry. Thanks so much.

Harry Stylli:	Thank you.

Operator:	Your next question comes from the line of Evan Lodes of Barclays Capital.

Evan Lodes:	Good morning, Harry. Happy New Year.

Harry Stylli:	Yes, Happy New Year to you.

Evan Lodes:	I believe most of my questions have been answered. I just had a quick one. I guess, on the – this beaming technology, that Vogelstein has developed, how synergistic do you think could it be with other diagnostic tests? Or you know as a potential technology for your genetic analysis business?

Harry Stylli:	I think beaming is an early-stage technology. It offers potential for very high sensitivity. It’s not clear to us at this stage that it could be cost-effective or practical as a diagnostics platform.

I think it just requires a fair amount more work before you could draw that conclusion, but it is very promising and it’s exquisitely sensitive.

Evan Lodes:	Yes. All right, thank you very much.

Operator:	Your next question comes from the line of Zarak Khurshid of Caris & Capital.

Zarak Khurshid:	Hi, Harry and Paul, Happy New Year. Thanks for taking my questions.

Harry Stylli:	Happy New Year.

Zarak Khurshid:	Quickly, just could you again address you know why you wanted to do this deal now you know if it’s not competitive and since you have so much on your plate? I’m just curious, you know, why do it now?

And if you could describe the valuation framework as well, that would be fantastic. Thank you.

Harry Stylli:	This has been a long, drawn-out process, so the question should really be is why didn’t we do this earlier? OK. And there was you know I wouldn’t call it stonewalling on our proposal, but it sort of dragged out and so forth, and you know the timing happened to be that we drew the line now, OK.

We wanted transparency and we decided to put this into the public domain and go from there, and that’s really the motive behind this. In terms of if this was a larger operation, I would agree we would tread more carefully as it could cause more integration risk, but as I said, it’s really essentially nothing more than a shell.

Assimilating this into our initiatives, into our business, it’s very straightforward and we already have ongoing programs in the oncology arena. So, it sort of feeds on and feeds on you know in a very sort of seamless fashion.

We would not do anything that distracts or defocuses us from our noninvasive prenatal initiative. We know exactly where our bread is buttered and we’re super-focused on meeting our obligations to our stakeholders in that arena, OK?

However, it’s interesting as you look out and sometimes you’ve got to make decisions today at certain times that could affect business, and hopefully in a very positive way a few years from now. That’s the answer to your question.

Now, how do we get to valuation? There’s a number of elements. We have to take into account how the markets value these assets and then it’s essentially the value to Sequenom.

And we have tremendous experience in the marketplace of securing assets of, at least peer, if not superior to these assets and we have a great sense of what these assets actually are worth to Sequenom.

They may be worth something different to another party, but this is where we believe the assets price out for Sequenom. Any further questions?

Operator:	Your next question comes from the line of (Phil Kovorosky) of TCS Financial.

(Phil Kovorosky):	Hi, good morning.

Harry Stylli:	Good morning.

(Phil Kovorosky):	I wondered if you could tell us a little bit about what was your decision based upon to go public with this offer?

Harry Stylli:	The decision was pretty straightforward. I think there were a number of elements. The discussions with EXACT were taking a long time. You know when you’re in a discussion of this nature, you’re really dealing with a black box as a potential acquirer, and we wanted to shed some light on the process.

And by putting it in the public domain would give everyone a chance, including other bidders to come in and shed that light that we felt we were missing. And those were the primary motives behind putting us in, putting this deal into the other public domain.

Also, most importantly you know in front you know to get judged by the ultimate arbitrator here which is the shareholder of EXACT and the shareholders of Sequenom, OK, and we like being there. We like that transparency, OK.

(Paul Kovorosky):	OK, and one other question, you spoke earlier that the value of EXACT’s IP in regard to the neonatal space would probably not be of that much value to you. Do you think it would be of value to anybody who would want to compete against you in that space?

Harry Stylli:	You know it’s very interesting for me, I mean you know if, beyond a very nominal amount, a third party would, would. Let’s just put it this way, if, they did sufficient due diligence, they would recognize where these patents fit in the scheme of the universe, and that’s all I would say. OK?

(Paul Kovorosky):	OK, thank you very much.

Operator:	Your next question comes from the line of Scott Gleason of Stephens.

Scott Gleason:	Hey, Harry, thanks for taking my questions.

Harry Stylli:	Absolutely, Scott.

Scott Gleason:	First question, can you maybe just talk a little bit about your assumptions assuming the deal goes through at the current share price from a dilution standpoint when we look at 2009?

Harry Stylli:	The current share price from a dilution, you mean the number of shares we’re offering for EXACT?

Scott Gleason:	No, there’s a bottom line impact of the deal if they went through the current share price?

Harry Stylli:	I mean you know we’ve got a moving sort of a price situation, OK, but I would say around 2 million shares.

Scott Gleason:	OK, and for an EPS impact with the cost structure for next year?

Harry Stylli:	Insignificant.

Scott Gleason:	OK, and then Harry, can you maybe talk a little bit about given that the FDA warning level, letter back in the fall for EXACT Sciences test, kind of what your regulatory strategy would be for the colon cancer assay going forward?

Harry Stylli:	Yes, as I said, we may choose not to develop the assay in its current form, and that’s not just because of regulatory risk; it really boils down to commercial aspects. It’s unlikely that we would be interested in taking version two to the FDA. We don’t believe it merits the investment and the expected return on that assay given the likely margins. So, I would say that very categorically and clearly.

Our assessment is based on, I believe, confidential information so I’m not willing to share that, but we believe the technical, the regulatory risk, if done correctly, is modest to very low at best.

Scott Gleason:	OK, thanks for taking my questions.

Harry Stylli:	Thanks.

Operator:	Once again, ladies and gentlemen as a reminder to register for a question please press star then the number 1 on your telephone. Your next question comes from the line of Ken Luskin of Intrinsic Value Asset.

Harry Stylli:	Hello, Ken.

Ken Luskin:	Yes, hi Harry, thanks for taking my call.

Harry Stylli:	Not at all.

Ken Luskin:	If you know based upon your statements that there’s minimal or nominal, I don’t know exactly you know how much that means, but if a third party because you kind of mentioned in your offer that there was another that you …

Harry Stylli:	Well, it’s just speculation.

Ken Luskin:	Right, well OK, fine, so let’s just speculate for a minute because we’re asking the kind of questions you know a lot of – this is a lot of iffy stuff. If a third party wasn’t of your mind and decided to pay EXACT approximately let’s say $30 million for the rights to the neonatal assets of EXACT license, OK.

Would you still be interested in purchasing EXACT and would you want to add on to the fact that EXACT would then have an additional $30 million in the bank?

Harry Stylli:	The question is a theoretical one. What I would do is answer your question this way. We’re interested in all the assets of EXACT. If EXACT were to license their so called prenatal assets for that amount of money then what I would say is good luck to the EXACT shareholders and good luck to Sequenom actually, and that’s what I would say.

Ken Luskin:	OK, because what you’re saying is you’re basically interested in everything else but that, and so it would seem like you would still be interested.

Harry Stylli:	Why don’t we say this, Ken, right, if we get to that point, we need to evaluate all the full facts and exactly what’s been licensed out and whether that in licensing those assets out, whether our value proposition has been undermined in any kind of significant way around the oncology assets.

Ken Luskin:	Ok, but I, look, I appreciate your view that the assets of EXACT you think are under valued because you’re not going to buy things over valued. I mean you’re a shrewd guy, so if you’re trying to buy something for a buck fifty, you think ultimately you guys can make it worth a lot more than that in conjunction with your organization.

Harry Stylli:	Precisely.

Ken Luskin:	Right, right, so ...

Harry Stylli:	And it will require a lot of investment and embracing quite a bit of technical and execution risks, but you know we have a diversified portfolio and we’re motivated, as well as core competencies in this area, which is why we’re drawn to it at this time.

Ken Luskin:	I appreciate your interest, Harry. Thank you very much.

Harry Stylli:	Thank you, Ken. Take care.

Ken Luskin:	You, too.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Harry Stylli:	OK, well, I’d like to thank you all for joining us this morning especially if you dialed in from the West Coast. It’s bright and early for folks, and I look forward to seeing some of you, if not many of you, at JP Morgan. So, once again thanks very much for calling in. I do appreciate your interest and your questions. Thank you.

Operator:	Ladies and gentlemen that concludes your conference call for today. Thank you for your participation and we ask that you please disconnect your lines.

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